Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF

MARCH 27, 2013

AMONG

REX ENERGY CORPORATION,

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

ROYAL BANK OF CANADA,

AS SYNDICATION AGENT,

SUNTRUST BANK,

AS DOCUMENTATION AGENT,

AND

THE LENDERS PARTY HERETO

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

KEYBANK NATIONAL ASSOCIATION, ROYAL BANK OF CANADA, AND SUNTRUST BANK

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(continued)

(continued)

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Effective Date Certificate
Exhibit D-2	Form of Section 8.01(c) Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of Maximum Credit Amount Increase Certificate
Exhibit G-2	Form of Additional Lender Certificate
Exhibit H-1	Form of U.S Tax Compliance Certificate (Foreign Lender/not Partnership)
Exhibit H-2	Form of U.S Tax Compliance Certificate (Foreign Participant/not Partnership)
Exhibit H-3	Form of U.S Tax Compliance Certificate (Foreign Participant/Partnership)
Exhibit H-4	Form of U.S Tax Compliance Certificate (Foreign Lender/Partnership)

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.03	Existing Liens
Schedule 9.05	Investments
Schedule 9.14	Existing Affiliate Transactions
Schedule 9.16	Existing Negative Pledge Agreements; Dividend Restrictions

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THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 27, 2013 is among: Rex Energy Corporation, a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; KeyBank National Association (in its individual capacity, “KeyBank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Royal Bank of Canada, as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and SunTrust Bank, as documentation agent for the Lenders (in such capacity, together with its successors in such capacity, the “Documentation Agent”).

R E C I T A L S

A. The Borrower, the Administrative Agent and the lenders party thereto have heretofore entered into that certain Credit Agreement, dated as of September 28, 2007 (as heretofore amended, modified or supplemented, the “Existing Credit Agreement”).

B. The Borrower has requested the Lenders, and the Lenders have agreed, to amend and restate the Existing Credit Agreement, subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above . As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent; and “Agent” shall mean either the Administrative Agent, the Syndication Agent or the Documentation Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced, terminated or increased pursuant to Section 2.06.

“Agreement” means this Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), rounded upwards, if necessary, to the next 1/16 of 1% at which dollar deposits of $5,000,000 with a one month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Days if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25.0%	≥25.0 <50.0	% %	≥50.0 < 75.0	% %	≥75.0 <90.0	% %	≥90.0%
Eurodollar Loans	1.750%	2.000%		2.250%		2.500%		2.750%
ABR Loans	0.500%	0.750%		1.000%		1.250%		1.500%
Commitment Fee Rate	0.375%	0.375%		0.500%		0.500%		0.500%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a) then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until the day that such Reserve Report is delivered to the Administrative Agent.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank revolving loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arrangers” means, collectively, KeyBank National Association, Royal Bank of Canada, and SunTrust Bank, in their capacities as the joint lead arrangers and joint bookrunners hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bankruptcy Event” means, with respect to any Person, such Person or its direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.13(c) or Section 9.12(d).

“Borrowing Base Deficiency” means the deficiency which occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $5,000,000 in the aggregate for any calendar year.

“Change in Control” means (a) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) of 51% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower, or (b) during any period of 24 consecutive months, a majority of the members on the board of directors of the Borrower cease to be Persons who were either (i) nominated by the board of directors of the Borrower or (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other

Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries; (d) any extraordinary gains or losses during such period, (e) non-cash gains, losses or adjustments under FASB ASC 815 as a result of changes in the fair market value of derivatives and (f) any gains or losses attributable to writeups or writedowns of assets; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract (other than a contract under which a Person, or one or more Persons that otherwise constitute a Subsidiary of such Person, provides management, operation or similar services but does not control the policies of such Person (including the appointment of such management)) or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank or any Lender.

“Debt” means, for any Person, each of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations of such Person under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations of such Person to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements or other similar arrangements, in each case in the ordinary course of business; (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock of such Person; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided however, the term “Debt” shall not include accruals for plugging and abandonment costs. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or for which it is exchangeable) or upon the happening of any event, (i) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (ii) is convertible or exchangeable for Debt or redeemable for any consideration other than other

Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in either case, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“EBITDAX” means, as of any date of determination, the sum of Consolidated Net Income for the most recently ended four fiscal quarters (including any such quarter ending on such date of determination) plus the following expenses or charges to the extent deducted from Consolidated Net Income in such four fiscal quarter period: interest, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges (including non-cash expenses associated with the granting of stock-based compensation to employees and directors of the Borrower or its Subsidiaries, non-recurring non-cash losses (or minus any gains), and non-cash impairments or accounting adjustments with respect to any disposition of assets permitted hereby), minus all non-cash income added to Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “Release” (or “threatened Release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall mean those waste that are excluded from the definition of “hazardous waste” pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “Release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 261.4(b)(5), such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder (other than an award for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution for any other purpose; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Swap Obligations” has the meaning assigned to such term in the Guaranty Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04), any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (d) any U.S. withholding Tax that is imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned such term in the Recitals to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is not a U. S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, any Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means, until it or any of them is released as a Guarantor pursuant to the Loan Documents:

(a)	Rex Energy I, LLC,

(b)	Rex Energy Operating Corp.,

(c)	PennTex Resources Illinois, Inc.,

(d)	Rex Energy IV, LLC,

(e)	R.E. Gas Development, LLC, and

(f)	each other Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in form and substance satisfactory to the Administrative Agent, unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such laws from time to time in effect.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and/or the Subsidiaries, as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, without duplication, any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising: (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Secured Swap Party under any Secured Swap Agreement and (c) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than a Guarantor) or subject to any other credit enhancement.

“Initial Reserve Report” means the report of Netherland, Sewell and Associates, Inc. dated as of January 1, 2013, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2012.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or nine months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, the assumption of Debt of, the purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means KeyBank National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means twenty-five million dollars ($25,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation (other than a novation of Swap Agreements between the Borrower and/or Guarantors), unwind or termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Divestiture or Acquisition Date” means, the date of (a) any sale, assignment, farm-out, conveyance or other transfer of Oil and Gas Properties permitted by Section 9.12 if the consideration therefore exceeds $5,000,000 or (b) any acquisition by the Borrower or its Subsidiaries of Oil and Gas Properties permitted by this Agreement if the consideration therefore exceeds $5,000,000.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $10,000,000 or more.

“Material Indebtedness” means any Debt (other than the Loans and Letters of Credit), or net obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries, in either case in principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value determined under the circumstances and in accordance with the provision of clause (a) of such term “Swap Termination Value”.

“Maturity Date” means March 27, 2018.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), (b) increased from time to time pursuant to Section 2.06(c), or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Maximum Credit Amount Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means any employee pension plan as defined in Section 3(2) of ERISA covered by Title IV of ERISA that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Northstar” means Northstar #3 LLC, a Delaware limited liability company.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Subsidiaries, as the context requires.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) the Borrower or a Subsidiary or an ERISA Affiliate may have any liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by KeyBank as a general reference rate of interest, taking into account such factors as KeyBank may deem appropriate; it being understood that many of KeyBank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that KeyBank may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, for any date of determination, that the Borrower is in pro forma compliance with the financial covenant set forth in Section 9.01(b), as such ratio is recomputed using (a) Total Debt as of such date and (b) EBITDAX for the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, “Proved Developed Reserves” means the sum of Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“R.E. Gas” means R.E. Gas Development, a Delaware limited liability company.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” has the meaning assigned such term in the definition of the term “Environmental Laws”.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Lenders; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two—thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“RW Gathering” means RW Gathering, LLC, a Delaware limited liability company.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any transactions entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement.

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Security Instruments” means the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Debt” means any unsecured senior or unsecured senior subordinated Debt securities (whether registered or privately placed) issued or incurred by the Borrower pursuant to a Senior Debt Indenture.

“Senior Debt Indenture” means any indenture among the Borrower, as issuer, the subsidiary guarantors party thereto and the trustee named therein, pursuant to which the Senior Debt is issued or incurred, as the same may be amended, modified or supplemented in accordance with Section 9.19.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under FASB ASC 815 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“U.S. Person” means any Person that is a “United States person” as defined in section 7701(a)(30) of the Code.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.03 Types of Loans and Borrowings . For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, the word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. Any Lender may request that the Loans made by it shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed (and the prior Note shall be destroyed or, upon request of the Borrower, returned to the Borrower with an indication that the same has been discharged). The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone, fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic, fax, other approved electronic transmission and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or, at the end of its applicable Interest Period, continued as a Eurodollar Borrowing (and any Interest Election Request that requests such conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination, Reduction and Increase of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Optional Increase in Aggregate Maximum Credit Amounts.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Maximum Credit Amounts then in effect by increasing the Maximum Credit Amount of a Lender or by causing a Person that at such time is not a Lender (subject to the consent of the Administrative Agent and the Issuing Bank, which consent shall not be unreasonably withheld or denied) to become a Lender (an “Additional Lender”).

(ii) Any increase in the Aggregate Maximum Credit Amounts shall be subject to the following additional conditions:

(A) such increase shall not be less than $10,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Maximum Credit Amounts would exceed $500,000,000;

(B) no Default shall have occurred and be continuing at the effective date of such increase;

(C) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;

(D) no Lender’s Maximum Credit Amount may be increased without the consent of such Lender;

(E) if the Borrower elects to increase the Aggregate Maximum Credit Amount by increasing the Maximum Credit Amount of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-1 (a “Maximum Credit Amount Increase Certificate”), together with a processing and recordation fee of $5,000, and the Borrower shall deliver a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase, and otherwise duly completed; and

(F) If the Borrower elects to increase the Aggregate Maximum Credit Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $5,000, and the Borrower shall deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Maximum Credit Amount Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Maximum Credit Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Maximum Credit Amount.

(iv) Upon its receipt of a duly completed Maximum Credit Amount Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, and the written consent of the Administrative Agent to such increase required by Section 2.06(c)(i), the

Administrative Agent shall accept such Maximum Credit Amount Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Maximum Credit Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $325,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.13(c) or Section 9.12.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on April 1st and October 1st of each year, commencing October 1, 2013. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any calendar year, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (each redetermination made pursuant to this sentence or the following sentence, an “Interim Redetermination”) in accordance with this Section 2.07. The Borrower shall have the right to request Interim Redeterminations in addition to the one otherwise provided in this Section 2.07(b) upon the proposed acquisition of Proved Developed Producing Reserves (whether by purchase of the actual properties or of the Equity Interests in the Person owning such properties) whose purchase price is greater than 10% of the Borrowing Base; provided such Interim Redetermination is in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or been deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders (if the Borrowing Base will be increased) or the Required Lenders (if the Borrowing Base will be decreased), as the case may be, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), Section 8.13(c) or Section 9.12(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Incurrence of Senior Debt. Notwithstanding anything to the contrary contained herein, if the Borrower incurs any Senior Debt, then the Borrowing Base then in effect shall be reduced immediately upon the date of such incurrence by an amount equal to the product of 0.25 multiplied by an amount equal to the stated principal amount of such Senior Debt. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such incurrence, effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.07(e), if any such Senior Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.

(f) Reduction of Borrowing Base Related to Swap Agreements. If any Swap Agreement to which the Borrower or any Subsidiary is a party is Liquidated between two successive Scheduled Redetermination Dates and the Borrowing Base value assigned to the Liquidated portion of such Swap Agreement after giving effect to any other Swap Agreements executed within two Business Days of such Liquidation (as determined by the Administrative Agent), when combined with the fair market value of the sale or other disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during the period between such successive Scheduled Redetermination Dates, exceeds ten percent (10%) of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, then contemporaneously with such Liquidation, the Borrowing Base then in effect shall be reduced by an amount equal to the value, if any, assigned to the Liquidated portion of such Swap Agreement in the then effective Borrowing Base, as determined by the Administrative Agent.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment (other than an amendment in respect to the reduction of the outstanding amount of a Letter of Credit or the termination of a Letter of Credit prior to its stated expiration date), renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding that the Borrower cash collateralize the outstanding LC Exposure, (ii) the Borrower is required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (iii) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, an amount in cash in dollars equal to such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Subsidiary may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall, subject to the terms of the Loan Documents, have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits of the type described in Sections 9.05(c), 9.05(d), 9.05(e), 9.05(f) and 9.05(g), which investments shall be made at the option of the Administrative Agent and with the consent of the Borrower, but at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the events giving rise to such cash collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee payable by the Borrower pursuant to Section 3.05 or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then all Loans outstanding, in the case of an Event of Default, including such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the respective rates then in effect, but in no event to exceed the Highest Lawful Rate, until such Event of Default has been cured or such amount is fully paid, as the case may be, and (ii) if a Borrowing Base Deficiency has occurred and has continued unremedied for 45 days, then all Loans outstanding at such time shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the respective rates then in effect, but in no event to exceed the Highest Lawful Rate, until such Borrowing Base Deficiency has been cured; provided that such Borrowing Base Deficiency rate shall not apply while any default interest rate is in effect pursuant to Section 3.02(c)(i).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for an Interest Period having the duration of such Interest Period shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing for an Interest Period having the duration of such Interest Period, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).

(ii) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than pursuant to Section 2.07(e) or Section 2.07(f)) or Section 8.13(c), if the total Revolving Credit Exposure exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess within ninety (90) days following the date it receives the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs pursuant to Section 8.13(c); provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii) Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e), Section 2.07(f) or Section 9.12(d), if the total Revolving Credit Exposure exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess (A) in the case of an adjustment pursuant to Section 2.07(e) or Section 2.07(f), on the date the adjustment occurs and (B) in the case of an adjustment to the Borrowing Base pursuant to Section 9.12(d), on the date that the relevant sale or other disposition occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.200% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the later of (i) the third Business Day following such last day or (ii) three Business Days after the Borrower’s receipt of a notice therefore from the Administrative Agent, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless, if such fees are deemed interest, such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter between the Borrower and the Administrative Agent dated March 25, 2013.

(d) Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, ratably in accordance with its Applicable Percentage, a Borrowing Base increase fee equal to 25 bps on the amount of any increase of the Borrowing Base over the highest Borrowing Base previously in effect, payable on the effective date of any such increase to the Borrowing Base.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Payments and Deductions by the Administrative Agent; Defaulting Lenders.

(a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 4.02, Section 5.03(h) or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.

(b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section

4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Indebtedness. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).

(ii) The Commitment, the Maximum Credit Amount and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender; and provided further that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.

(iii) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non—Defaulting Lenders’ Commitments, and (2) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages;

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(iv) So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii)(A) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, and such Lender is no longer a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary, such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 4.04 Disposition of Proceeds. The Security Instruments contain a collateral assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding such assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender in connection with any such Loan (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the computation of the amount or amounts (as determined reasonably and in good faith) necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Each such certificate shall contain the representation and warranty of the Person sending it that the Borrower is being treated no less favorably with respect to amounts being charged under Section 5.01(a) and (b) than are other similarly situated customers of such Lenders or Issuing Bank.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth in reasonable detail the computation thereof any amount or amounts (determined reasonably and in good faith) that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or a Guarantor, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or in connection with any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, and any such certificate shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative

Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(f)(ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by a Form W-8ECI (or any successor form), W-8BEN (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(h).

(i) Effect of Failure or Delay in Requesting Indemnification. Failure or delay on the part of the Administrative Agent, any Lender or the Issuing Bank to demand indemnification pursuant to this Section 5.03 shall not constitute a waiver of the Administrative Agent’s, such Lender’s or the Issuing Bank’s right to demand such indemnification; provided that the Borrower shall not be required to indemnify the Administrative Agent, a Lender or the Issuing Bank pursuant to this Section 5.03 for any Indemnified Taxes or Other Taxes incurred more than 180 days prior to the date that the Administrative Agent, such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the event giving rise to such Indemnified Taxes or Other Taxes and of the Administrative Agent’s, such Lender’s or the Issuing Bank’s intention to claim indemnification therefor; provided further that, if the event giving rise to indemnification is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or any Lender gives a notice pursuant to Section 5.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would (A) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future or (B) eliminate the need for the notice pursuant to Section 5.05, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender or the Issuing Bank requests compensation under Section 5.01 or gives a notice pursuant to Section 5.05, (ii) the Borrower is required to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender or the Issuing Bank defaults in its obligation to issue Letters of Credit hereunder, (iv) pursuant to Section 2.07(c)(iii), any Lender votes against an increase in the Borrowing Base when such increase has been approved by at least the Required Lenders, or (v) any Lender does not consent to any proposed amendment, waiver or modification of any provision of this Agreement or any other Loan Document that requires the consent of “each Lender” or “each Lender directly affected thereby” with respect to which the consent of the Required Lenders has been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender (or the Issuing Bank) and the Administrative Agent, require such Lender (or the Issuing Bank) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if such Lender any Affiliate of such Lender is party to an outstanding Swap Agreement with the Borrower or any Subsidiary, unless on or prior thereto, all such Swap Agreements have been terminated or novated to another Person and such Lender (or its Affiliate)

shall have received payment of all amounts, if any, payable to it in connection with such termination or novation. Each Lender agrees that if it is replaced pursuant to this Section 5.04(b), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 5.04(b) to execute an Assignment and Assumption or deliver such Note shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Note shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 5.04(b).

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Paul Hastings LLP, counsel to the Administrative Agent).

(b) Reserved.

(c) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(d) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(e) The Administrative Agent shall have received an Effective Date certificate which shall be substantially in the form of Exhibit D-1, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(f) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(g) The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(h) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report, including Liens on the Oil and Gas Properties mortgaged pursuant to the Existing Credit Agreement;

(ii) to the extent such Equity Interests are certificated, have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors; and

(iii) be reasonably satisfied that it has a Lien on all Property of the Borrower and the Guarantors, as contemplated by the parties hereto.

(i) The Administrative Agent shall have received an opinion of (i) Fulbright & Jaworski L.L.P., counsel to the Borrower, in form and substance satisfactory to the Administrative Agent, and (ii) local counsel in each state in which a mortgage or deed of trust is filed naming the Administrative Agent as the secured party and any other jurisdictions reasonably requested by the Administrative Agent, substantially in form and substance satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(k) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to the Oil and Gas Properties evaluated in the Initial Reserve Report.

(l) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(m) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(n) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(o) The Administrative Agent shall have received appropriate UCC search results reflecting no prior Liens encumbering the Properties of the Borrower and the Guarantors, other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(p) The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act.

(q) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 3:00 p.m., Houston, Texas time, on March 27, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date and except for purposes of this Section 6.02, the representations and warranties contained in Section 7.04(b) shall be deemed to refer to the fiscal year end date of the most recent financial statement delivered pursuant to Section 8.01(a).

(c) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (b).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all corporate or equivalent requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action including, without limitation, any action required to be taken by any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions. Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require, as a condition thereto, any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders or any class of directors or managers, whether interested or disinterested, of the Borrower or any other Person) to be obtained or made by the Borrower or any Subsidiary pursuant to any statutory law or regulation applicable to it, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document against the Borrower or any Guarantor as herein provided or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority applicable to the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture or other material instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any consentual Lien by the Borrower or any Subsidiary on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2012, reported on by KPMG LLP or other independent public accountants and (ii) a pro forma consolidated balance sheet as of the Effective Date. The financial statements described in clause (i) and (ii) of the preceding sentence present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as therein provided.

(b) Since December 31, 2012, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or disclosed in any Schedules provided for herein prior to the Effective Date.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower:

(a) the Borrower and its Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or its Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or to the knowledge of a Responsible Officer of the Borrower threatened against the Borrower or its Subsidiaries or any of their respective Properties or as a result of any operations at the Properties;

(d) none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; or (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or threatened Release, of Hazardous Materials at, on, under or from any of Borrower’s or its Subsidiaries’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) neither the Borrower nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or its Subsidiaries’ Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or its Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim for damages or compensation and there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h) the Borrower and its Subsidiaries have provided to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or its Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary (i) is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and (ii) possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the conduct of its business, except in either case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien (other than an Excepted Lien of the type in (a) of the definition thereof) has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) Except for such noncompliance as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated in a distress termination under Section 4041(c) of ERISA since January 1, 2000. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been incurred with respect to any Plan. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no ERISA Event with respect to any Plan has occurred.

(e) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time.

(h) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i) Except for amounts less than $100,000, neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could, if breached or violated by, enforced against, or adversely determined in relation to, the Borrower or any of its Subsidiaries, reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no statements or conclusions in any Reserve Report prepared by the chief engineer of the Borrower (and with respect to a Reserve Report prepared by an Approved Petroleum Engineer, to the knowledge of a Responsible Officer of the Borrower), which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.12 Insurance. The Borrower maintains, and has caused to be maintained for each of its Subsidiaries, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans are endorsed in favor of and made payable to the Administrative Agent as its interests may appear, and such policies name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 7.13 Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than (a) the Senior Debt Indenture and (b) Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents, except, in each case, as provided in Section 9.16.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries. Each Subsidiary on such schedule is a Wholly-Owned Subsidiary.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Rex Energy Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 4313846 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16 Properties; Titles, Etc.

(a) Each of the Borrower and the Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03 and such defects in title as could not, individually or in the aggregate, reasonably be expected to materially distract from the value thereof to, or the use thereof in, the business of the Borrower and its Subsidiaries. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries in all material respects are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the personal Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses in all material respects are in good working condition and are maintained in accordance with prudent business standards, except for such Properties as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) The Borrower and each Subsidiary owns, or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The

Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed by the Borrower or its Subsidiaries in a good and workmanlike manner and in conformity in all material respects with all applicable Governmental Requirements and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries, in each case to which the Borrower or its Subsidiaries are a party. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations in all material respects are being maintained in a condition reasonably adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect.

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20 Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to provide working capital for exploration and production operations and for general corporate purposes. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23 International Operations. None of the Borrower and its Subsidiaries own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

Section 7.24 OFAC. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower commencing December 31, 2013, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D-2 hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.14(a) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04(a) that would affect the preparation of the financial statements most-recently required to be delivered in accordance with Section 8.01(a) and Section 8.01(b) or the computation of any financial ratio in Section 9.01 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Accounting Firm – Defaults. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the independent accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Subsidiaries and the eliminating entries, in such form as would be presentable to the independent accountants of the Borrower.

(f) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(g) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer or one or more insurance agencies with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, copies of the applicable policies.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors or other appropriate governing body of the Borrower or any such Subsidiary, to such letter or report.

(i) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its security holders generally, as the case may be.

(j) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished by the Borrower to any holder of debt securities of the Borrower or any Subsidiary pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k) Lists of Purchasers. Promptly following the written request of the Administrative Agent, a list of all Persons, as of a specified date, purchasing Hydrocarbons from the Borrower or any Subsidiary.

(l) Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.12 (other than Hydrocarbons in the ordinary course of business), prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender. In the event that the Borrower or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Borrower or any Subsidiary is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation, as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof requested by the Administrative Agent or any Lender.

(m) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days following the knowledge thereof by, or the services of process on, (as the case may be) a Responsible Officer of the Borrower, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) Business Days thereafter) of any change (i) in the Borrower’s or any Guarantor’s company or corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or company or corporate structure or in the jurisdiction in which such Person is incorporated, organized or formed, (iv) in the Borrower’s or any Guarantor’s organizational identification number in its jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.

(o) Production Report and Lease Operating Statements. Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then elapsed portion of the fiscal year, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(q) Ratings Change. Promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt or any other Material Indebtedness, written notice of such rating change.

(r) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

(s) Notice of Senior Debt Issuance. Written notice at least (5) days prior to the offering of any Senior Debt as contemplated by Section 9.02(i), the amount thereof and the anticipated date of closing and a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any) and any other material documents relating to such offering of Senior Debt.

(t) Material Divestiture or Acquisition. Upon any Material Divestiture or Acquisition Date, the Borrower shall provide to the Administrative Agent and the Lenders written notice thereof.

Documents required to be delivered pursuant to Section 8.01(a), (b), (h), (i) or (j), to the extent any such documents are included in materials otherwise filed with the SEC, may be delivered electronically and if so delivered, shall be deemed to have been delivered to the Administrative Agent and each Lender on the date on which the Borrower notifies the Agent such documents (i) have been posted, or on which the Borrower provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.01; or (ii) are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting by the Borrower of its Annual Reports on form 10-K, Quarterly Reports on Form 10-Q and current Reports on Form 8-K.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary not previously disclosed in writing to the Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, if adversely determined (and with respect to any threat, reasonably sustainable in the Borrower’s good faith determination), could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) the occurrence of any of the events described in Section 10.01(h), (i) or (j) with respect to any Subsidiary that is not a Guarantor; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Borrower will, and will cause each Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where (i) the validity or amount thereof is being contested in good faith by appropriate actions, (ii) it has set aside adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to so act could not reasonably be expected to result in a Material Adverse Effect or result in the forfeiture of any of its material Property.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except where (i) the validity or amount thereof is being contested in good faith by appropriate actions, (ii) it has set aside adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to so act could not reasonably be expected to result in a Material Adverse Effect or result in the forfeiture of any of its material Property.

(e) to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06; provided, however, in no event shall it be required to expend any amounts, incur any obligations or expose itself to any economic consequences as a requirement to comply with this Section 8.06(e).

Section 8.07 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Borrower nor any Subsidiary.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where (i) such law, rule, regulation or order is being contested in good faith by appropriate actions diligently conducted or (ii) the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Environmental Matters.

(a) The Borrower shall: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such policies of environmental audit and compliance as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(c) The Borrower will, and will cause each Subsidiary to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.11 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing September 1, 2013, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding January 1st and July 1st, respectively. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the

July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as therein disclosed, to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the factual information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent.

Section 8.13 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions (other than, of a (y) nature or type that constitutes a permitted Lien pursuant to Section 9.03 or (z) economically insignificant nature) exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition and other than, of a (y) nature or type that constitutes a permitted Lien pursuant to Section 9.03 or (z) economically insignificant nature) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured pursuant to Section 8.13(c) within such 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Oil and Gas Property after the 60-day period has elapsed, such unacceptable Oil and Gas Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after the Borrower’s receipt of such notice.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant (from its available unencumbered Property), within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least

80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b) In the event that the Borrower determines that any Subsidiary is a Material Domestic Subsidiary, the Borrower shall promptly cause such Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery (if applicable) of original certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15 ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after receipt of a written request by the Administrative Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder, filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the Chief Executive Officer or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16 Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter ending on or after March 31, 2013, permit its ratio of EBITDAX for the period ending on such day to Interest Expense for the period of the four fiscal quarters ending on such day to be less than 3.0 to 1.0.

(b) Ratio of Total Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter ending on or after March 31, 2013, permit its ratio of Total Debt as of such date to EBITDAX for the period of four fiscal quarters then ending on such day to be greater than 4.25 to 1.00.

(c) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter ending on or after March 31, 2013, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FASB ASC 815) as of such day to (ii) consolidated current liabilities (excluding non-cash obligations under FASB ASC 815 and unused availability under this Agreement) as of such day to be less than 1.0 to 1.0.

Section 9.02 Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Indebtedness or any guaranty of or suretyship arrangement for the Indebtedness.

(b) Debt of the Borrower and its Subsidiaries existing on the date hereof and listed in Schedule 9.02, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of each such Debt has not increased at the time of such refinancing, funding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension, (ii) the terms related to principal amount, amortization, maturity, collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extending Debt, and of any agreement entered into or of any instrument issued in connection therewith, are no more restrictive in any material respect to the Borrower or any Subsidiary then the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the range of the market interest rates then available to the obligor thereunder for comparable transactions, and (iii) if such Debt is subordinated to the Indebtedness, the terms relating to subordination of any such refinancing, refunding, renewal or extending Debt are no less favorable to the Lenders and the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended.

(c) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(d) Debt under Capital Leases not to exceed $5,000,000 in the aggregate at any one time.

(e) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(f) intercompany Debt between the Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors to the extent permitted by Section 9.05(e); provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, (ii) any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement and (iii) any such Debt shall not have any scheduled amortization prior to March 27, 2019.

(g) endorsements of negotiable instruments for collection in the ordinary course of business.

(h) guarantees of the Borrower and any Guarantor in respect of Debt otherwise permitted hereunder.

(i) Senior Debt and any guarantees thereof, the principal amount of which does not exceed $500,000,000 in the aggregate at any one time outstanding; provided that: (i) the Borrower shall have complied with Section 8.01(s); (ii) both before and immediately after giving effect to the incurrence of any such Debt, no Default, Event of Default or Borrowing Base Deficiency exists or would exist (after giving effect to any concurrent prepayment made pursuant to Section 3.04(c)(iii) and any concurrent repayment of Debt with the proceeds of such incurrence, if any); (iii) the Borrower is in Pro Forma Compliance after giving effect to the incurrence of any such Debt and the transactions contemplated thereby; (iv) the Borrowing Base shall be adjusted to the extent required by Section 2.07(e) and the Borrower shall make any prepayment required by Section 3.04(c)(iii); (v) such Senior Debt does not have any scheduled principal amortization prior to the date which is one hundred eighty days after the Maturity Date; (vi) such Senior Debt does not mature sooner than the date which is one hundred eighty days after the Maturity Date; (vii) no Subsidiary is required to guarantee such Senior Debt unless such Subsidiary has guaranteed the Indebtedness pursuant to the Guaranty Agreement; (viii) if such Senior Debt is senior subordinated Debt, such Senior Debt is expressly subordinate to the payment in full of all of the Indebtedness on terms and conditions reasonably satisfactory to the Administrative Agent and the Required Lenders; (ix) such Senior Debt and any guarantees thereof are on terms, taken as a whole, at least as favorable to the Borrower and the Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as determined by the Administrative Agent and the Required Lenders; and (x) such Senior Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or redemption in priority to the Indebtedness.

(j) other Debt not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 9.03 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness.

(b) Excepted Liens.

(c) Liens securing Capital Leases permitted by Section 9.02(d) but only on the Property under lease.

(d) Liens existing on the date hereof and listed in Schedule 9.03 and any renewals or extensions thereof; provided that (i) neither the property nor the description of the property covered thereby is changed other than as a result of maintenance capital expenditures, (ii) the amount secured or benefited thereby is not increased other than as contemplated by Section 9.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed other than in a transaction that is not prohibited by Section 9.11, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.02(b).

(e) Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed $5,000,000 at any time.

(f) Liens on the Property of a Person which becomes a Subsidiary, or Property acquired after the date hereof securing Debt permitted by Section 9.02; provided that (i) such Liens existed at the time such Person becomes a Subsidiary or such Property is acquired, as the case may be, and were not created in anticipation thereof, (ii) no such Lien covers any other Property of the Borrower or a Guarantor, and (iii) the amount of Debt secured thereby is not increased.

Section 9.04 Dividends, Distributions and Redemptions.

(a) Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

(b) Redemption or Repayment of Subordinated Debt. Other than as provided in Section 9.19, the Borrower will not and will not permit any Subsidiary to: (i) call, make or offer to make any Redemption of or otherwise Redeem (whether optional or mandatory and whether in whole or in part) or repay any subordinated Debt permitted to be incurred hereunder except for a payment of interest or principal at its scheduled payment date and otherwise in accordance with the terms of such Debt or at any time with proceeds from a sale or issuance of Equity Interests; (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any notes evidencing any subordinated Debt permitted hereunder or any indenture, agreement, instrument, certificate or other document relating to any subordinated Debt permitted hereunder if (A) the effect of such amendment, modification or waiver is to shorten the final maturity, create amortization of principal thereof, or increase the amount of any payment of principal thereof or increase the interest rate or shorten any period for payment of interest thereon or modify the method of calculating the interest rate, (B) such action requires the payment of a consent, amendment, waiver or other similar fee on the stated principal amount thereof, (C) such action adds covenants, events of default or other agreements to the extent more restrictive than those contained in this Agreement, or (D) such action adds collateral unless the Loan Documents are being amended at the same time to reflect such new collateral or the addition of guarantors if required by the terms thereof; or (iii) designate any Debt (other than any Indebtedness) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any indentures or other documents relating to any subordinated Debt permitted hereunder.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed or insured by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof.

(d) commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of acquisition thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) repurchase obligations with a term of not more than 30 days from the date of acquisition thereof for underlying securities of the type described in Section 9.05(c) and Section 9.05(e).

(g) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d), Section 9.05(e) or Section 9.05(f).

(h) Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor and (iii) made by the Borrower or any Subsidiary in or to all other Domestic Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $2,000,000.

(i) subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $5,000,000.

(j) subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

(k) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $2,000,000 in the aggregate at any time outstanding.

(l) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.04(b) owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(l) exceeds $5,000,000.

(m) Investments existing on the date hereof and listed in Schedule 9.05.

(n) (i) guarantees permitted by Section 9.02, and (ii) guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Wholly Owned Subsidiary, which obligations were incurred in the ordinary course of business and do not constitute Indebtedness.

(o) Investments in any Person to the extent such Investment represents the non-cash portion of consideration received for a disposition of any property that was made pursuant to and in compliance with Section 9.12.

(p) any Investments received solely in exchange for Equity Interests consisting of common stock of the Borrower.

(q) other Investments not to exceed $2,000,000 in the aggregate at any time.

(r) Investments by R.E. Gas in Northstar and RW Gathering in an aggregate amount not to exceed $30,000,000 in cash and $3,000,000 in Property.

Section 9.06 Nature of Business. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

Section 9.07 Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Oil and Gas Properties), under leases or lease agreements which would cause the aggregate amount of all net payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC.

(c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc. Other than (i) a merger of the Borrower or a Domestic Subsidiary to effectuate a reincorporation or statutory conversion in another state of the United States or (ii) a statutory conversion in any state of the United States, in either case upon at least 30 days’ prior written notice to the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (i) any Subsidiary may merge with or dissolve into any other Subsidiary, (ii) that the Borrower may merge with any Subsidiary (or such Subsidiary may be dissolved into the Borrower) so long as the Borrower is the survivor, (iii) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor and (iv) the Borrower or any Subsidiary may dispose of all of the Equity Interests of any Subsidiary in accordance with Section 9.12.

Section 9.12 Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts in the ordinary course of business of non-proven acreage and assignments in connection with such farmouts, or the abandonment, farm-out, exchange, lease or sublease of Oil and Gas Properties not containing such reserves; (c) the sale or transfer of equipment that is no longer useful or necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value or use; (d) the sale or other disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (if such consideration exceeds $5,000,000, as reasonably determined by the board of directors or other governing body of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates, when combined with the Borrowing Base value assigned to the Liquidated portion of Swap Agreements Liquidated (after giving effect to any other Swap Agreements executed within two Business Days of such Liquidation) between such successive Scheduled Redetermination Dates, has a fair market value in excess of ten percent (10%) of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; (e) dispositions permitted by Section 9.11; (f) the trade or exchange of Oil and Gas Properties for Oil and Gas Properties of equivalent value (including any cash or Investments of the nature described in any of Section 9.05(c), (d), (e) and (f) necessary in order to achieve an exchange of equivalent value); provided that (i) the Administrative Agent shall determine, in its sole discretion, whether the such value is equivalent and (ii) any Oil and Gas Properties to which any proved reserves are attributed in the most recent Reserve Report delivered hereunder may be traded or exchanged hereunder only for Oil and Gas Properties to which comparable quantities of proved reserves are attributable; (g) dispositions of assets received pursuant to Section 9.05(l); (h) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; (i) the granting of any Lien permitted hereunder and dispositions of property subject to any such Lien that is transferred to the lienholder or its designee in satisfaction or settlement of such lienholder’s claim; (j) any disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority or (iii) a Casualty Event; (k) dispositions of assets, other than collateral for the Indebtedness, constituting non-cash contributions to a joint venture to the extent such Investment is permitted pursuant to Section 9.05(i) (for the purpose of determining compliance with the limitations of such Section, the assets shall be valued at the value attributable thereto in the joint venture agreement, or, if greater, fair market value); (l) dispositions of Property to the Borrower or any Guarantor; and (m) sales and other dispositions of Properties not regulated by Section 9.12(a) to (d) having a fair market value not to exceed $5,000,000 during any 12-month period.

Section 9.13 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or perform any action or permit any action which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower, as the case may be) unless such transactions are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to transactions as follows: (i) transactions between or among the Borrower and any Guarantor or Wholly-Owned Subsidiary of the Borrower or between and among any Guarantors and Wholly-Owned Subsidiaries of the Borrower; (ii) any Restricted Payment permitted by Section 9.04(a); (iii) Investments permitted under Section 9.05(h), Section 9.05(i) or Section 9.05(j); (iv) loans and advances permitted under Section 9.05(k) and Guarantees permitted under Section 9.05(n); (v) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its employees, officers and directors; (vi) the performance of any agreement set forth under Schedule 9.14 and existing on the date hereof or as otherwise in a form as provided on such Schedule, together with each extension, renewal, amendment or modification to the extent it does not expand the scope of undertakings provided thereby on more restrictive or onerous terms than as in effect on the date hereof; and (vii) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary.

Section 9.15 Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12. Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. Except for restrictions and conditions (i) imposed by law, (ii) existing on the date hereof and set forth in Schedule 9.16, together with each extension, renewal, amendment or modification to the extent it does not expand the scope of any such restriction or condition or otherwise make the same more restrictive, (iii) of a customary nature contained in agreements relating to the disposition of a Subsidiary otherwise permitted under this Agreement pending such disposition; provided such restrictions and conditions apply only to the Subsidiary that is to be Disposed of or (iv) contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the disposition or distribution of assets of such joint venture, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, this Section 9.16 shall not (a) prohibit any negative pledge incurred or provided in favor of any holder of a Lien permitted by clause (g) in the defined term “Excepted Liens” and by Section 9.03(f) solely to the extent such negative pledge relates to the property the subject of such Indebtedness, and (b) apply to customary provisions in leases, licenses and similar contracts restricting the assignment, encumbrance, sub-letting or transfer thereof.

Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 9.18 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Proved Developed Producing Reserves for the 36 months following the date such Swap Agreement is entered into, and 75% thereafter, for each of crude oil and natural gas, calculated separately, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed the greater of $20,000,000 and 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures other than collateral provided for in, and upon the terms and conditions set forth in, this Agreement and the relevant Security Instruments.

Section 9.19 Repayment of Senior Debt; Amendment to Terms of Senior Debt. The Borrower will not, and will not permit any of its Subsidiaries to, prior to the date that is one hundred eighty (180) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Senior Debt; provided that, so long as no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom, the Borrower may prepay Senior Debt with the net cash proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower; (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Debt or the Senior Debt Indenture if (A) the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (B) such action requires the payment of a consent fee (howsoever described); provided that the foregoing shall not prohibit the execution of supplemental indentures associated with the incurrence of additional Senior Debt to the extent permitted by Section 9.02(i) or the execution of supplemental indentures to add guarantors if required by the terms of any Senior Debt Indenture; provided such Person complies with Section 8.14(b) or (C) with respect to any Senior Debt that is subordinated to the Indebtedness or any other Debt, designate any Debt (other than obligations of the Borrower and the Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any Senior Debt Indenture related to Senior Debt that is subordinated to the Indebtedness or any other Debt.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 3.04(c), Section 8.01(j), Section 8.01(n), Section 8.01(q), Section 8.02, Section 8.03, Section 8.14, Section 8.15 or in Article IX.

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by financially sound and reputable insurers as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(l) any material provision of any Loan Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto as represented and warranted pursuant to Section 7.02 or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Guarantor shall so state in writing.

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(n) a Change in Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the principal amount of the Notes and the Loans then outstanding, and accrued interest, fees and other similar amounts thereon, to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the principal amount of the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.08(e) (and cash collateralization of LC Exposure hereunder), and (C) Secured Swap Obligations (other than Excluded Swap Obligations) owing to Secured Swap Parties;

(v) fifth, pro rata to any other Indebtedness;

(vi) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii) seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

THE AGENTS

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 11.06).

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, or effectiveness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Documentation Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by (a) the Borrower upon 45 days prior written notice or (b) the Required Lenders, with the consent of the Borrower (if no Event of Default has occurred and is not then continuing), such consent not to be unreasonably withheld, delayed or conditioned. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower in any event, and with the consent of the Borrower if no Event of Default has occurred and is then continuing, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing

Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Any resignation or removal of any Person serving as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as the Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 5.03(b) or Section 5.03(d), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Indebtedness.

Section 11.11 Authority of Administrative Agent to Release Collateral, Liens and Guarantors. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released and release any Guarantor that is permitted to be released from its obligations under the Loan Documents, in each case pursuant to the applicable terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments, release of guarantees or Guarantors (as the case may be) or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property or any one or more Guarantors to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents. The Arrangers, the Syndication Agent and the Documentation Agent

Section 11.12 The Arrangers, the Syndication Agent and the Documentation Agent. The Arrangers, the Syndication Agent and the Documentation Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 476 Rolling Ridge Drive, Suite 300, State College, PA 16801, Attention of Michael L. Hodges, Chief Financial Officer (Telecopy No. 814.278.7286, and regarding the Borrower’s website for electronic delivery of documents as referred to in the concluding paragraph of Section 8.02, such website is www.rexenergycorp.com);

(ii) if such notice is not a payment, to the Administrative Agent or the Issuing Bank, to it at 8115 Preston Road, Suite 500, Dallas, TX 75225, Attention of Evan Knooihuizen (Telecopy No. 214-414-2610), with a copy to 127 Public Square, Cleveland, Ohio 44114, Attention of Yvette Dyson-Owens (Facsimile: (216) 689-5962);

(iii) if such notice is a payment, to the Administrative Agent or the Issuing Bank, to it at 127 Public Square, Cleveland, Ohio 44114, Attention of Yvette Dyson-Owens (Facsimile: (216)689-5962, email: Yvette_Dyson-Owens@KeyBank.com) or to such wire transfer number as the Administrative Agent may provide; and

(iv) the Administrative Agent will forward all relevant notices from the Borrower to the Lenders.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV, Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender; provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (A) to amend the meaning of “default rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit fees at such default rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c) or Section 12.14, without the written consent of each Lender affected thereby; (vii) release any Guarantor (except as set forth in the Guaranty Agreement or in any other Loan Document), release all or substantially all of the collateral (other than as provided in Section 11.11), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender or (viii) change any of the provisions of this Section 12.02(b) or Section 12.04(a)(i) or the definition of “Majority Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as applicable. Notwithstanding the foregoing, (a) any supplement to Schedule 7.14 (Subsidiaries) shall be effective upon delivery by the Borrower to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, and (b) any Security Instrument may be supplemented to add additional collateral with the consent of the Administrative Agent.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION

THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF, OR VIOLATION OF LAW BY, SUCH INDEMNITEE. NOTWITHSTANDING THE FOREGOING, NO INDEMNIFICATION SHALL BE GIVEN TO THE EXTENT IT ARISES (y) BY REASON OF A CLAIM BY ONE OR MORE INDEMNITEES AGAINST ONE OR MORE OTHER INDEMNITEES, OR (z) FROM A CLAIM BROUGHT BY THE BORROWER AGAINST AN INDEMNITEE FOR (1) SUCH INDEMNITEE’S BREACH OF

ITS OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT OR (2) BAD FAITH OF SUCH INDEMNITEE HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IN EITHER CASE IF THE BORROWER HAS OBTAINED A FINAL NON NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. SO LONG AS NO DEFAULT IS CONTINUING AND THE BORROWER IS FINANCIALLY SOLVENT, NO INDEMNITEE MAY SETTLE ANY CLAIM TO BE INDEMNIFIED HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE BORROWER, WHICH CONSENT WILL NOT BE UNREASONABLY OR UNTIMELY WITHHELD. THIS SECTION 12.03(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers or the Issuing Bank under Section 12.03(a) or (b) (and provided that such failure is not due to such Agent’s, Arrangers’ or Issuing Bank’s gross negligence or willful misconduct), each Lender severally agrees to pay to such Agent, the Arrangers or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable within 30 days following receipt by the Borrower of a reasonably detailed statement therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 (and in no event may any Lender assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03 (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant agrees to be subject to the provisions of Section 5.04 as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.l03-l(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04(e), no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive, on an unsecured and non-guaranteed basis, and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED (AND IN SUCH EVENT, SUCH FEDERAL LAWS SHALL PERTAIN SOLELY TO SUCH LENDER). CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF HARRIS COUNTY IN THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the other Agents, the Arrangers, the Issuing Bank, the Lenders and each other party hereto or to any other Loan Document, agrees to maintain, and agrees to cause each of its Affiliates to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and in each such case, such Person shall, if permitted by law, notify the Borrower of such occurrence as soon as reasonably practicable following the service of any such process on such Person), (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, another Agent, the Arrangers, the Issuing Bank, any Lender or other party hereto on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the other Agents, the Arrangers, the Issuing Bank, any Lender or any other party hereto on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes or any other Indebtedness is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to the Secured Swap Parties on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any Secured Swap Obligations. No Secured Swap Party shall have any voting rights under any Loan Documents as a result of the existence of Secured Swap Obligations owed to it.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries, other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the US Patriot Act.

Section 12.17 Amendment and Restatement of Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein. This Agreement and any Notes issued hereunder have been given in renewal, extension, rearrangement and increase, and not in extinguishment of the obligations under the Existing Credit Agreement and the notes and other documents related thereto. This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities. All Liens, deeds of trust, mortgages, assignments and security interests securing the Existing Credit Agreement and the obligations relating thereto are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Indebtedness. None of the Liens and security interests created pursuant to the Existing Credit Agreement are released. Additionally, the substantive rights and obligations of the parties hereto shall be governed by this Agreement, rather than the Existing Credit Agreement. Without limitation of any of the foregoing, (a) this Agreement shall not in any way release or impair the rights, duties, Indebtedness (as defined in the Existing Credit Agreement) or Liens (as defined in the Existing Credit Agreement) created pursuant to the Existing Credit Agreement or any other Loan Document (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Indebtedness and Liens are assumed, ratified and affirmed by the Borrower and each of the Guarantors; (b) all indemnification obligations of the Borrower and each of the Guarantors under the Existing Credit Agreement and any other Loan Documents (as defined therein) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Agents, the Issuing Bank, the Arrangers, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document (as defined therein) at any time prior to the Effective Date; (c) the Indebtedness incurred under the Existing Credit Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Indebtedness or any of the other rights, duties and obligations of the parties hereunder, and the terms “Indebtedness”, “Guaranteed Obligations” and “Secured Obligations” or similar terms as such terms are used in the Loan Documents shall include the Indebtedness as increased, amended and restated under this Agreement; (d) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent or the Issuing Bank (as defined therein) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement, default or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement, default or obligation is no longer set forth herein or is modified hereby; (e) any and all references to the Existing Credit Agreement in any Security Instrument or other Loan Document shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Security Instruments or Loan Documents in any such Security Instruments or any other Loan Documents shall be deemed a reference to the Security Instruments or Loan Documents under the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; and (f) the Liens granted pursuant to the Security Instruments to which each of the Borrower or any Subsidiary is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Effective Date.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	REX ENERGY CORPORATION

	By:	/s/ Michael L. Hodges
Michael L. Hodges
Chief Financial Officer

[Signature Page—Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:	KEYBANK NATIONAL ASSOCIATION as Administrative Agent and a Lender

	By:	/s/ Paul J. Pace
Name: Paul J. Pace
Title: Senior Vice President

[Signature Page—Amended and Restated Credit Agreement]

SYNDICATION AGENT:	ROYAL BANK OF CANADA

	By:	/s/ Kristan Spivey
Name: Kristan Spivey
Title: Authorized Signatory

[Signature Page—Amended and Restated Credit Agreement]

DOCUMENTATION AGENT	SUNTRUST BANK

	By:	/s/ Shannon Juhan
Name: Shannon Juhan
Title: Vice President

[Signature Page—Amended and Restated Credit Agreement]

LENDERS:	BMO HARRIS FINANCING, INC.

	By:	/s/ James V. Ducote
Name: James V. Ducote
Title: Director

[Signature Page—Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jonathan Herrick
Name: Jonathan Herrick Title: Assistant Vice President

[Signature Page—Amended and Restated Credit Agreement]

UNION BANK, N.A.

By:	/s/ Zachary Holly
Name: Zachary Holly Title: Vice President

[Signature Page—Amended and Restated Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Matthew L. Molero
Name: Matthew L. Molero Title: Vice President

[Signature Page—Amended and Restated Credit Agreement]

M&T BANK

By:	/s/ David J. Ladori
Name: David J. Ladori Title: Vice President

[Signature Page—Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Todd S. Anderson
Name: Todd S. Anderson Title: Vice President

[Signature Page—Amended and Restated Credit Agreement]

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Maximum Credit Amount
KeyBank National Association	$40,000,000
Royal Bank of Canada	$37,000,000
SunTrust Bank	$37,000,000
BMO Harris Financing, Inc.	$34,500,000
Wells Fargo Bank, National Association	$34,500,000
Union Bank, N.A.	$34,500,000
Capital One, National Association	$30,000,000
M&T Bank	$28,000,000
U.S. Bank, National Association	$24,500,000

TOTAL	$300,000,000

Annex I - 1

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 201[ ]

FOR VALUE RECEIVED, Rex Energy Corporation, a Delaware corporation (the “Borrower”) hereby promises to pay to [            ] (the “Lender”), at the principal office of KeyBank National Association (the “Administrative Agent”) designated in Section 4.01(a) of the Credit Agreement, as hereinafter defined, the principal sum of [            ] Dollars ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of March 27, 2013 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

REX ENERGY CORPORATION

By:

Name:

Title:

Exhibit A - 1

EXHIBIT B

FORM OF BORROWING REQUEST

[            ], 201[            ]

Rex Energy Corporation, a Delaware corporation (the “Borrower”), pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of March 27, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, KeyBank National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[            ];

(ii) Date of such Borrowing is [            ], 201[            ];

(iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [            ];

(v) Amount of Borrowing Base in effect on the date hereof is $[            ];

(vi) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure without regard to the Borrowing requested hereby) is $[            ]; and

(vii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[            ]; and

(viii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                ]

[                                 ]

[                                 ]

[                                 ]

[                                 ]

Exhibit B - 1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

REX ENERGY CORPORATION

By:

Name:

Title:

Exhibit B - 2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[            ], 201[            ]

Rex Energy Corporation, a Delaware corporation (the “Borrower”), pursuant to Section 2.04 of the Amended and Restated Credit Agreement dated as of March 27, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, KeyBank National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [            ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [            ], 201[            ]; [and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]].

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

REX ENERGY CORPORATION

By:

Name:

Title:

Exhibit C - 1

EXHIBIT D-1

FORM OF

EFFECTIVE DATE CERTIFICATE

March 27, 2013

The undersigned hereby certifies that he is the Chief Financial Officer of Rex Energy Corporation, a Delaware corporation (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Amended and Restated Credit Agreement dated as of even date herewith (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, the lenders party thereto, KeyBank National Association, as administrative agent for the lenders, and the other agents which are party thereto, the undersigned represents and warrants, on behalf of the Borrower and not individually, as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower and the Guarantors set forth in the Credit Agreement and in the other Loan Documents are true and correct on and as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties continue to be true and correct as of such specified earlier date.

(b) On the date hereof, immediately after giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Borrower has received all consents and approvals required by Section 7.03 of the Credit Agreement.

EXECUTED AND DELIVERED as of the first date written above.

REX ENERGY CORPORATION

By:
Name: Michael L. Hodges Title: Chief Financial Officer

Exhibit D - 1

EXHIBIT D-2

FORM OF SECTION 8.01(C) CERTIFICATE

The undersigned hereby certifies that he/she is the [            ] of Rex Energy Corporation, a Delaware corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Amended and Restated Credit Agreement dated as of March 27, 2013 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, KeyBank National Association, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) There exists no Default or Event of Default [or specify Default and describe].

(b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01(a), (b) and (c) and Section 8.14(a) as of the end of the [fiscal quarter][fiscal year] ending [            ].

(c) [Select one of the following as applicable:] [There has been no change in GAAP or in the application thereof, in each case as GAAP was applied in the Financial Statements, (i) in the preparation of the Borrower’s financial statements most-recently required to be delivered in accordance with Section 8.01(a) or (b), or (ii) that would affect the computation of any financial ratio in Section 9.01] or [There has been one or more changes in GAAP or in the application thereof, in each case as GAAP was applied in the Financial Statements, (i) in the preparation of the Borrower’s financial statements most-recently required to be delivered in accordance with Section 8.01(a) or (b), or (ii) that would affect the computation of any financial ratio in Section 9.01, as follows and with the following effects: [specify].

EXECUTED AND DELIVERED this [            ] day of [            ].

REX ENERGY CORPORATION

By:

Name:

Title:

Exhibit D-2- 1

EXHIBIT E

SECURITY INSTRUMENTS

1) Amended and Restated Guaranty and Collateral Agreement dated as of March 27, 2013 made by the Borrower and each of the other Grantors (as defined therein) in favor of the Administrative Agent.

2) Financing Statements in respect of item 1, by:

a)	the Borrower

b)	Rex Energy I, LLC

c)	Rex Energy Operating Corp.

d)	PennTex Resources Illinois, Inc.

(e)	R.E. Gas Development, LLC

(f)	Rex Energy IV, LLC

3) Stock Powers delivered in respect of item 1.

(a)	PennTex Resources Illinois, Inc., a Delaware corporation

(b)	Rex Energy Operating Corp., a Delaware corporation

4) Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Rex Energy I, LLC to Administrative Agent (Illinois).

5) Financing Statement in respect of item 4.

6) Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Rex Energy I, LLC to Administrative Agent (Indiana).

7) Financing Statements in respect of item 6.

8) Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Rex Energy IV, LLC to Administrative Agent (Illinois).

9) Financing Statements in respect of item 8.

Exhibit E - 1

10) Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Rex Energy IV, LLC to Administrative Agent (Indiana).

11) Financing Statements in respect of item 10.

12) Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Rex Energy IV, LLC and PennTex Resources Illinois, Inc. to Administrative Agent (Illinois).

13) Financing Statements in respect of item 12.

14) Amended and Restated Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Rex Energy IV, LLC and PennTex Resources Illinois, Inc. to Administrative Agent (Indiana).

15) Financing Statements in respect of item 14.

16) Amended and Restated Open End Mortgage, Assignment of Leases, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from R.E. Gas Development, LLC to Administrative Agent.

17) Financing Statements in respect of item 16.

18) Amended and Restated Open End Mortgage, Assignment of Leases, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement from Rex Energy I, LLC to Administrative Agent.

19) Financing Statements in respect of item 18.

Exhibit E-2- 2

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION1

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Rex Energy Corporation

4.	Administrative Agent:	KeyBank National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of March 27, 2013 among Rex Energy Corporation, the Lenders parties thereto, KeyBank National Association, as Administrative Agent, and the other agents parties thereto]

[1]	Please provide suggested revisions.
[2]	Select as applicable.

Exhibit F - 1

6. Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F - 2

[Consented to and][4] Accepted: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:][5] [NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit F - 3

ANNEX 1

REX ENERGY CORPORATION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (v) it has independently and without reliance upon the Administrative Agent or any other Lender and base on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit F - 4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit F - 5

EXHIBIT G-1

FORM OF MAXIMUM CREDIT AMOUNT INCREASE CERTIFICATE

[            ], 201[            ]

To:  [            ],

as Administrative Agent

The Borrower, the Administrative Agent and the other Agents and certain Lenders have heretofore entered into an Amended and Restated Credit Agreement, dated as of March 27, 2013, as amended from time to time (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Maximum Credit Amount Increase Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.

Please be advised that the undersigned has agreed (a) to increase its Maximum Credit Amount under the Credit Agreement effective [            ], 201[            ] from $[            ] to $[            ] and (b) that it shall continue to be a party in all respect to the Credit Agreement and the other Loan Documents.

The [Borrower/Lender] shall pay the fee payable to the Administrative Agent pursuant to Section 2.06(c)(ii) of the Credit Agreement.

Very truly yours, [ ]

By:

Name:

Title:

Exhibit G-1 - 1

Accepted and Agreed: [ ], as Administrative Agent

By:

Name:

Title:

Accepted and Agreed: [ ],

By:

Name:

Title:

Exhibit G-1 - 2

EXHIBIT G-2

FORM OF ADDITIONAL LENDER CERTIFICATE

[            ], 201[            ]

To:  [            ],

as Administrative Agent

The Borrower, the Administrative Agent and the other Agents and certain Lenders have heretofore entered into an Amended and Restated Credit Agreement, dated as of March 27, 2013, as amended from time to time (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.

Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective [            ], 201[            ] with a Maximum Credit Amount of $[            ] and (b) that it shall be a party in all respect to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(f) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. The [Borrower/Additional Lender] shall pay the fee payable to the Administrative Agent pursuant to Section 2.06(c)(ii) of the Credit Agreement.

Very truly yours, [ ]

By:

Name:

Title:

Exhibit G-2 - 1

Accepted and Agreed: [ ], as Administrative Agent

By:

Name:

Title:

Accepted and Agreed: [ ],

By:

Name:

Title:

Exhibit G-2 - 2

EXHIBIT H-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of March 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rex Energy Corporation, a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and KeyBank National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: [ ] Title: [ ]

Date:

EXHIBIT H-1

EXHIBIT H-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of March 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rex Energy Corporation, a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and KeyBank National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: [ ] Title: [ ]

Date:

EXHIBIT H-2

EXHIBIT H-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of March 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rex Energy Corporation, a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and KeyBank National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: [ ] Title: [ ]

Date:

EXHIBIT H-3

EXHIBIT H-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of March 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rex Energy Corporation, a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and KeyBank National Association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: [ ] Title: [ ]

Date:

Exhibit H-4

SCHEDULE 7.05

LITIGATION

A putative class action lawsuit brought in the Court of Common Pleas of Clearfield County, Pennsylvania styled Lucinda A. Cardinale and Iola Hugney, et al. v. R. E. Gas Development, LLC and Rex Energy Corporation, Case No. 2011-1791 – CD relating to leasing activities of the defendants in 2008.

A putative class action lawsuit brought in the Court of Common Pleas of Clearfield County, Pennsylvania styled Mary R. Billotte v. R.E. Gas Development, LLC and Rex Energy Corporation, Case No. 2012 – 1099-CD related to leasing activities of the defendants in 2008.

A lawsuit brought in the Court of Common Pleas of Clearfield County, Pennsylvania styled Dennis Meeker, et al. v. R.E. Gas Development, LLC and Rex Energy Corporation, Case No. 2012 – 1100-CD related to leasing activities of the defendants in 2008.

A civil action brought in the Court of Common Pleas of Butler County, Pennsylvania styled Fred J. McIntyre and Janet A. McIntyre, his wife v. Rex Energy Corporation, et al., Case No. AD 13-10079. Although we have received a Writ of Summons and filed a Praecipe for Rule to File Complaint, we have not yet received a Complaint and we do not know the cause of action as of this date.

Schedule 7.05 - 1

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

1.

In approximately 2002, predecessors of PennTex Resources Illinois, Inc. (“PennTex Illinois”) received complaints from local residents of the cities of Bridgeport and Petrolia, Illinois concerning odors alleged to be emanating from oil wells, emergency pits and facilities located in the company’s Lawrence field operations. The complainants alleged that the odors were caused by hydrogen sulfide (“H2S”) gas. The complainants alleged that H2S gas emissions from the oil wells and associated facilities also caused corrosion damages to HVAC systems and other personal property at each of their residences. Each complainant requested compensation for the repair or replacement of personal items located at their residences. Predecessors of PennTex Illinois entered into settlement agreements with certain of these residents relating to their claims of corrosion damages. On October 7, 2004, a predecessor of PennTex Illinois (then known as ERG Illinois, Inc.) received a Violation Notice dated October 6, 2004, pursuant to Section 31(a)(1) of the Illinois Environmental Protection Act from the Illinois Environmental Protection Agency (“Illinois EPA”) regarding odors allegedly emanating from its Newell Facility emergency pit or in the general vicinity of the emergency pit. Thereafter, on December 16, 2004, the company received a letter entitled “Request to Provide Information Pursuant to the Clean Air Act” from the U.S. EPA. The U.S. EPA requested information necessary to determine whether the operations surrounding the Newell Facility were in compliance with the Illinois State Implementation Plan and the Clean Air Act. On December 27, 2004, ERG Illinois, Inc. submitted to the Illinois EPA a proposed Compliance Commitment Agreement (“CCA”) that responded to the October 6, 2004 Violation Notice with a denial of the alleged violations, but accompanied by a proposal to periodically clean the emergency pit. On January 26, 2005, the Illinois EPA provided a letter to the company indicating that the company’s previously submitted CCA had been accepted, thus resolving the Violation Notice.

On January 28, 2005, PennTex Illinois submitted a response to the U.S. EPA’s December 16, 2004 information request. On February 9, 2005, the U.S. EPA requested additional data from PennTex Illinois regarding the quantity of H2S emissions from various sources including the Newell Facility and the wells in and around the city of Bridgeport, Illinois. In March 2005, PennTex Illinois engaged a third party environmental consulting firm to prepare a Preliminary Action Plan designed to identify and analyze emissions from PennTex Illinois’ operations and to propose recommendations to address any identified concerns. A report entitled “PAP/Odor Investigation Results” with recommendations and a cover letter were sent to the U.S. EPA on July 18, 2005 (the “PAP Report”). The PAP Report concluded that, for all wells monitored, PennTex Illinois was in compliance with all known federal, state and local rules and regulations in regard to H2S emissions and exposures. The PAP Report recommended that additional H2S controls, such as the installation of scavenger drums, be implemented with respect to some of the monitored wells. The PAP Report described the results of high range and low range H2S instrument sampling in the vicinity of the Newell Facility and concluded that no additional operational controls or modifications appeared to be necessary or feasible to further reduce H2S concentrations in the vicinity of the Newell Facility.

Schedule 7.06 - 1

On March 13, 2006, PennTex Illinois received a second information request from the U.S. EPA requesting additional information relating to, among other matters, the company’s installation of flares and scavenger drums to control H2S emissions at its oil well locations. On March 27, 2006, PennTex Illinois submitted a response to the U.S. EPA’s second information request. In September 2006, the U.S. DOJ and the U.S. EPA initiated an enforcement action seeking mandatory injunctive relief and potential civil penalties from PennTex Illinois and Rex Energy Operating Corp. (“Rex Operating”) based on allegations that the companies were violating the Clean Air Act in connection with the release of H2S and other volatile organic compounds (“VOCs”) in the course of PennTex Illinois’ oil operations in the Lawrence Field near the towns of Bridgeport and Petrolia, Illinois. Senior management of the companies met with representatives of the U.S. EPA, U.S. DOJ, Illinois EPA and the Agency for Toxic Substances and Disease Registry (“ATSDR”) on September 7, 2006, to discuss matters relating to the enforcement action. This meeting had been preceded by certain monitoring of air emissions in the areas surrounding Bridgeport and Petrolia, Illinois that the U.S. EPA and ATSDR had conducted in May 2006.

In October 2006, PennTex Illinois and Rex Operating entered into a non-binding agreement in principle with the U.S. EPA to address matters that were the subject of the pending enforcement action. Pursuant to this agreement, the companies agreed to (i) develop and carry out a detailed and comprehensive written response plan designed to further reduce possible emissions of H2S and VOCs from PennTex Illinois’ oil wells and associated facilities in the Lawrence Field that were closest to populated areas, (ii) operate and maintain the control measures described in the response plan in accordance with a written operations and maintenance plan to be approved by the U.S. EPA, (iii) evaluate the effectiveness of the control measures in the Lawrence Field through a monitoring program, and (iv) evaluate the need for additional control measures at other facilities within the Lawrence Field within 60 days. In April 2007, PennTex Illinois, Rex Operating and the U.S. EPA and U.S. DOJ executed a comprehensive consent decree in which PennTex Illinois and Rex Operating, without any admission of wrongdoing or liability and without any agreement to pay any civil fine or penalty, agreed to install certain control measures and to implement certain operating and maintenance procedures in the Lawrence Field. Under the terms of the proposed consent decree, PennTex Illinois and Rex Operating agreed to establish a monitoring protocol that would be designed to facilitate the reduction of possible emissions of H2S and VOCs from PennTex Illinois’ operations near Bridgeport and Petrolia. On June 1, 2007, the United States filed a motion for the approval and entry of the proposed consent decree with the United States District Court for the Southern District of Illinois. On June 6, 2007, the court granted the United States’ motion for approval and entry of the proposed consent decree.

PennTex Illinois and Rex Energy began implementing the control measures required by the consent decree in late 2006, prior to the formal effective date of the decree. Certain primary control measures listed in the decree were installed by the third quarter of 2007. Certain secondary control measures proposed by PennTex Illinois and Rex Energy and approved by the U.S. EPA and the U.S. DOJ were completed by the end of 2008. Since then, PennTex Illinois and Rex Energy have implemented a number of voluntary control

Schedule 7.06 - 2

measures in the Lawrence Field, but have not been required to implement additional controls by the U.S. EPA and the U.S. DOJ. In light of four years having passed since the installation of the last controls required by the consent decree, and based on feedback from the U.S. EPA and the U.S. DOJ, PennTex Illinois and Rex Energy do not expect that additional controls will be required. For calendar year 2013, PennTex Illinois and Rex Energy have budgeted an insignificant amount (<$200,000) for operating costs to maintain the current controls and minor additional controls for the Lawrence Field and a control project for a facility which is not covered by the consent decree.

2.	PennTex Illinois and Rex Energy were defendants in a class action lawsuit filed in the United States District Court for the Southern District of Illinois. The action was commenced in October 2006 by plaintiffs Julia Leib and Lisa Thompson, individually and as putative class representatives on behalf of all persons and non-governmental entities that own property or reside on property located in the towns of Bridgeport and Petrolia, Illinois. The complaint asserted several causes of action, including violation of the Resource Conservation and Recovery Act, Illinois Environmental Protection Act, negligence, private nuisance, trespass, and willful and wanton misconduct.

In December 2009, PennTex Illinois and Rex Energy entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Leib and Thompson, individually and on behalf of a certified class, to settle the class action lawsuit. Under the terms of the Settlement Agreement, without any admission of liability, PennTex Illinois and Rex Energy agreed to pay the class a total of $1.9 million. Pursuant to the terms of a pollution liability policy, $1.0 million of the settlement payment was funded by Rex’s insurance carrier. Pursuant to the Settlement Agreement, PennTex Illinois and Rex Energy also agreed to permanently plug four inactive oil wells. In return for the above consideration, each member of the class released all claims against PennTex Illinois and Rex Energy that in any way related to hydrogen sulfide or other environmental conditions in the class area that were the subject of, or could have been the subject of, the claims alleged in the class action lawsuit. In addition, each class member released any claims related to any future releases of hydrogen sulfide in the class area on the condition that PennTex Illinois and Rex Energy substantially comply with the terms and conditions of the consent decree describe above. The Settlement Agreement did not provide for a release of any potential individual claims of other class members since those claims were not the subject of the class action lawsuit. The Settlement Agreement became effective in April 2010.

Schedule 7.06 - 3

SCHEDULE 7.14

SUBSIDIARIES AND PARTNERSHIPS

Borrower:

Legal Name/Address	Trade Names Used in Past 5 Years	Current Jurisdiction of Organization	Jurisdiction of Organizations in Past 5 Years	Org. ID No.	Taxpayer ID No.	Chief Executive Office or Sole Place of Business over the last 5 years
Rex Energy Corporation	None	Delaware	Not Applicable	4313846	20-8814402	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

Subsidiaries and Partnerships:

Legal Name/Address	Trade Names Used in Past 5 Years	Current Jurisdiction of Organization	Jurisdiction of Organizations in Past 5 Years	Org. ID No.	Taxpayer ID No.	Chief Executive Office or Sole Place of Business over the last 5 years
Rex Energy I, LLC	None	Delaware	Not Applicable	4335969	20-8909799	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

Rex Energy Operating Corp.	None	Delaware	Not Applicable	3865470	20-2120390	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

Rex Energy IV, LLC	None	Delaware	Not Applicable	4219136	20-5549688	476 Rolling Ridge Drive, Suite 300 State College, PA 16801 Route 1, Box 197, Bridgeport, Illinois 62417

Schedule 7.14 - 1

Legal Name/Address	Trade Names Used in Past 5 Years	Current Jurisdiction of Organization	Jurisdiction of Organizations in Past 5 Years	Org. ID No.	Taxpayer ID No.	Chief Executive Office or Sole Place of Business over the last 5 years

PennTex Resources Illinois, Inc.	ERG Illinois, Inc.	Delaware	Not Applicable	3757111	20-0660609	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

R.E. Gas Development, LLC	None	Delaware	Not Applicable	4456607	20-8814402	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

Rex Energy Marketing, LLC	None	Delaware	Not Applicable	4256285	20-5956080	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

Butler Gas Processing LLC	None	Delaware	Not Applicable	4687040	27-0173276	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

Rex Energy Rockies, LLC	None	Delaware	Not Applicable	4783736	27-1822511	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

Northstar #3, LLC[6]	None	Delaware	Not Applicable	5023301	20-8814402	476 Rolling Ridge Drive, Suite 300 State College, PA 16801

[6]	Entity is not a wholly subsidiary. R.E. Gas Development, LLC owns 51% of the Equity Interests in such entity.

Schedule 7.14 - 2

Legal Name/Address	Trade Names Used in Past 5 Years	Current Jurisdiction of Organization	Jurisdiction of Organizations in Past 5 Years	Org. ID No.	Taxpayer ID No.	Chief Executive Office or Sole Place of Business over the last 5 years

Water Solutions Holdings, LLC[7]	None	Delaware	Not Applicable	4753283	27-1340877	1129 West Governor Road PO Box 797 Hershey, PA 17033

Keystone Clearwater Solutions, LLC	None	Delaware	Not Applicable	4546252	26-2597715	1129 West Governor Road PO Box 797 Hershey, PA 17033

Cocoa Properties I, LLC	None	Delaware	Not Applicable	4877263	27-4218421	1129 West Governor Road PO Box 797 Hershey, PA 17033

Please note: Rex Energy Corporation is planning to move its corporate headquarters in April 2013. From and after April 22, 2013, the chief executive office for all of the entities listed above (other than Water Solutions Holdings, LLC, Keystone Clearwater Solutions, LLC and Cocoa Properties I, LLC) will change to:

[Name of Entity]

366 Walker Drive

State College, PA 16801

Attn: Michael L. Hodges, Chief Financial Officer

mhodges@rexenergycorp.com

Copy: Jennifer L. McDonough, Vice President, General Counsel and Secretary

jmcdonough@rexenergycorp.com

Fax: 814.278.7286

[7]	Entity is not a wholly-owned subsidiary. Rex Energy Corporation owns 80% of the Equity Interests in such entity.

Schedule 7.14 - 3

SCHEDULE 7.18

GAS IMBALANCES

None.

Schedule 7.18 - 1

SCHEDULE 7.19

MARKETING CONTRACTS

Long Term Crude Oil Sales Agreements

1.	Master Crude Purchase Agreement dated December 30, 2009, by and among Countrymark Cooperative, LLP, PennTex Resources Illinois., PennTex Resources, L.P., Rex Energy IV, LLC and Rex Energy I, LLC, including certain confirmations related thereto.

Long Term Natural Gas or Natural Gas Liquids Sales Agreements

1.	Natural Gas Sales Agreement dated August 9, 2011 by and between R.E. Gas Development, LLC and BP Energy Company.

2.	Natural Gas Sales Agreement dated November 30, 2011 by and between R.E. Gas Development, LLC and BP Energy Company.

3.	Natural Gas Production Election and Marketing Agreement dated January 6, 2010 by and among Williams Production Appalachia LLC and Rex Energy I, LLC and R.E. Gas Development, LLC.

4.	Natural Gas Liquid – Commercial Terms – Contract No. NGL-SP-1053, as amended, by and between Enbridge Energy Marketing, L.L.C. and R.E. Gas Development, LLC, dated August 31, 2011 and expiring March 31, 2013.

5.	Second Amendment to Gas Gathering, Compression and Processing Agreement dated May 20, 2012 by and among Keystone Midstream Services, LLC (became MarkWest), R.E. Gas Development, LLC, and Summit Resources II, LLC (beginning on March 31, 2013, MarkWest will market all NGLs for R.E. Gas Development under this agreement.)

6.	Service Agreement for Processing and Fractionation Services (including NGL marketing) by and between Dominion Natrium, LLC and R.E. Gas Development, LLC dated October 26, 2011, as amended.

7.	Confirmation Notice for purposes of Enterprise Products Operating LLC Natural Gas Liquids Purchase, Sale, or Exchange General Terms and Conditions dated February 11, 2013 (purchase of ethane beginning 2014).

8.	Ethane Sale Agreement between R.E. Gas Development, LLC and NOVA Chemicals Corporation dated January 25, 2013 (for sale of ethane beginning 2014).

Schedule 7.19 - 1

SCHEDULE 7.20

SWAP AGREEMENTS

Derivative Instrument	Counter- party	Notional Volume (Mcf)	Notional Volume (Bls)	Period	Floor Price	Ceiling Price	Fixed Price	Fair Market Value (As of 12/31/12)
As of March 19, 2013
Swap	Key Bank		5,000/month	1/13—12/13			$90.75	(147,987)
Swap	BMO		5,000/month	1/13—12/13			$92.07	(68,923)
Swap	Wells Fargo		30,000/month	1/13—12/13
Put Spread	BMO		7,000/month	1/14—12/14	90.00/75.00
Put Spread	RBC		7,000/month	1/14—12/14	90.00/75.00
Collar	Key Bank		5,000/month	1/13—12/13	70.00	110.00		(38,260)
Collar	Key Bank		10,000/month	1/13—12/13	80.00	101.50		(116,335)
Collar	Key Bank		5,000/month	1/14—12/14	90.00	97.65
3-Way Collar	BMO		6,000/month	1/14—12/14	84.75/75.00	105.00
3-Way Collar	Key Bank		6,000/month	1/14—12/14	84.50/75.00	105.00
3-Way Collar	BMO		4,000/month	1/14—12/14	80.00/65.00	110.00		(22,940)
3-Way Collar	Key Bank		14,000/month	1/14—12/14	85.00/65.00	102.00		(207,372)
3-Way Collar	RBC		5,000/month	1/13—12/13	85.00/65.00	100.00		(45,009)
Swap	Key Bank	30,000/month		1/12—12/13			$4.705	418,039
Swap	BMO	30,000/month		1/12—12/13			4.42	283,601
Swap	Key Bank	30,000/month		1/12—12/13			4.00	164,606
Swap	Key Bank	150,000/month		1/13—12/13			4.25	1,272,379
Swap	Wells Fargo	150,000/month		2/12—12/13			3.35	(341,604)
Swap	BMO	30,000/month		4/12—3/13			3.20	(9,476)
Swap	Key Bank	50,000/month		6/12—12/14			3.425	(431,505)
Swap	Key Bank	50,000/month		5/12—12/14			3.42	(437,486)
Swap	Key Bank	50,000/month		1/13—12/13			4.005	277,339
Swap	RBC	100,000/month		1/14—12/14			4.25	238,579
Swap	Wells Fargo	70,000/month		4/13—3/14			3.80
Swap	Key Bank	70,000/month		4/14—12/14			3.98
Swap	BMO	50,000/month		1/14—12/15			4.15
Swap	RBC	50,000/month		1/14—12/15			4.20
Swap	Key Bank	50,000/month		5/13—3/14			4.10
Swap	Key Bank	50,000/month		7/13—3/14			4.15
Swaption	RBC	50,000/month		1/13—12/13			4.50	176,839
Swaption	RBC	50,000/month		1/13—12/13			4.50	176,839
Collar	Wells Fargo	150,000/month		1/13—12/13	5.00	6.25		2,686,224
Collar	Key Bank	40,000/month		1/12—12/13	5.00	5.25		702,952

Schedule 7.20 - 1

Collar	Key Bank	40,000/month		1/13—12/13	4.61	5.50		535,041
Collar	BMO	50,000/month		1/12—12/13	4.00	4.45		286,877
Collar	Key Bank	50,000/month		1/14—12/14	3.50	4.30		(84,425)
Collar	Key Bank	100,000/month		1/14—12/14	3.52	4.50		(81,102)
Put	RBC	70,000/month		1/13—12/13	5.00			614,546
Put	Key Bank	150,000/month		1/13—12/13	5.00			2,693,507
3-Way Collar	Wells Fargo	60,000/month		1/12—12/13	5.00/4.00	5.85		620,779
3-Way Collar	BMO	50,000/month		1/12—12/13	4.00/3.25	4.73		206,596
3-Way Collar	BMO	50,000/month		1/12—12/13	4.00/3.25	4.50		193,231
3-Way Collar	BMO	50,000/month		1/13—12/14	3.50/2.75	4.25		(69,547)
3-Way Collar	BMO	100,000/month		1/14—12/14	3.70/2.75	5.00		80,442
3-Way Collar	BMO	50,000/month		1/14—12/14	4.00/3.00	4.75		69,818
3-Way Collar	Wells Fargo	200,000/month		1/14—12/14	4.10/3.00	4.60		315,421
3-Way Collar	Wells Fargo	50,000/month		1/15—12/15	4.25/3.40	4.75
3-Way Collar	BMO	100,000/month		1/14—12/15	4.10/3.35	4.51
Call	Key Bank	150,000/month		1/14—12/14			5.00	(366,345)
Swap—Propane	Key Bank		4,000/month	6/12—12/13			43.26	257,158
Swap—Propane	Wells Fargo		5,000/month	6/12—12/13			43.26	278,369
Swap—Propane	Wells Fargo		2,000/month	1/13—12/13			37.80
Swap—Butane	Key Bank		2,000/month	2/13—12/13			66.36
Swap—Isobutane	Key Bank		1,000/month	2/13—12/13			70.35
Swap—Isobutane	Key Bank		1,000/month	3/13—12/13			67.83
Swap—Natural Gasoline	Key Bank		3,000/month	2/13—12/13			89.15
Swap—Natural Gasoline	Wells Fargo		3,000/month	1/13—12/13			87.68
Swap—Natural Gasoline	Key Bank		1,000/month	3/13—3/14			89.04

Schedule 7.20 - 2

SCHEDULE 9.02

EXISTING DEBT

None.

Schedule 9.02 - 1

SCHEDULE 9.03

EXISTING LIENS

None.

Schedule 9.03 - 1

SCHEDULE 9.05

INVESTMENTS

1.	Rex Energy I, LLC owns all of the outstanding membership interest of Rex Energy Marketing, LLC, a Delaware limited liability company, Butler Gas Processing LLC a Delaware limited liability company, and Rex Energy Rockies, LLC, Delaware limited liability company.

2.	The Borrower owns 80% of the outstanding membership interest of Water Solutions Holdings, LLC, a Delaware limited liability company.

3.	Water Solutions Holdings, LLC owns 100% of the outstanding membership interest of Keystone Clearwater Solutions, LLC, a Delaware limited liability company, and Cocoa Properties I, LLC, a Delaware limited liability company.

4.	R.E. Gas Development, LLC owns 40% the outstanding membership interest of RW Gathering, LLC, a Delaware limited liability company.

5.	R.E. Gas Development, LLC owns 51% the outstanding membership interest of Northstar #3, LLC, a Delaware limited liability company.

6.	Rex Energy Operating Corp. owns a 24.75% limited partnership interest in Charlie Brown II Limited Partnership, a Delaware limited partnership, and a 25% membership interest in its general partner, L&B Air LLC, a Delaware limited liability company.

Schedule 9.05 - 1

SCHEDULE 9.14

EXISTING AFFILIATE TRANSACTIONS

1.	Rex Energy Operating Corp. has amended its 401k Plan (the “Plan”) to allow employees of Keystone Clearwater Solutions, LLC, the operating subsidiary of Water Solutions Holdings, LLC, to participate in the Plan. In connection with the amendment to the Plan, Rex Energy Operating Corp. may enter into one or more agreements with Water Solutions Holding, LLC to provide clerical, administrative and management services relating to the administration of the Plan.

2.	The use of two airplanes owned by Charlie Brown Air Corp. pursuant to an oral month-to-month agreement between Rex Energy Operating Corp. and Charlie Brown Air Corp.

3.	The use of an Eclipse 500 Airplane to be owned by Charlie Brown II Limited Partnership pursuant to the terms of (i) the Amended and Restated Limited Liability Company Agreement, dated June 21, 2007, of L&B Air LLC, (ii) the Amended and Restated Limited Partnership Agreement, dated June 21, 2007, of Charlie Brown II Limited Partnership and (iii) the First Amended and Restated Aircraft Joint Ownership and Management Agreement, dated June 21, 2007, between Charlie Brown Air Corp. and Charlie Brown II Limited Partnership.

4.	Northstar #3, LLC, a subsidiary of R.E. Gas Development, LLC, is the owner of a salt water disposal well and is a party to a well operating agreement with NorthStar Water Management, LLC, dated November 3, 2011.

5.	Natural Gas Production Election and Marketing Agreement dated January 6, 2010 by and among Williams Production Appalachia LLC, Rex Energy I, LLC and R.E. Gas Development, LLC.

6.	Accounting and Financial Services Agreement dated December 21, 2009 by and between Water Solutions Holdings, LLC and Rex Energy Operating Corp.

7.	Office lease agreement entered into June 27, 2012 with Shaner Office Holdings, L.P., which will replace our existing headquarters office lease in State College, Pennsylvania.

Schedule 9.14 - 1

SCHEDULE 9.16

EXISTING NEGATIVE PLEDGE AGREEMENTS; DIVIDEND RESTRICTIONS

None.

Schedule 9.16 - 1